EXHIBIT 99.1

Heat Biologics Announces New Preclinical Data on PTX-35, Demonstrating Decreased Regulatory T-cell (Treg) Activity and Delayed Tumor Progression at American Association for Cancer Research (AACR) Annual Meeting 2021

DURHAM, NC – April 12, 2021 – Heat Biologics, Inc. (Nasdaq: HTBX), a clinical-stage biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system, including multiple oncology product candidates and a novel COVID-19 vaccine, today reported that promising new preclinical data of PTX-35 is presented at the AACR Annual Meeting 2021.

PTX-35 is the company’s first antibody-based product, currently in a Phase 1 clinical trial for the treatment of patients with solid tumors. PTX-35 is a novel, potential first-in-class antibody modulating TNFRSF25 (death receptor 3), a receptor that is preferentially expressed by antigen-experienced T-cells. In a B16F10 melanoma mouse model, PTX-35 in the presence of tumor antigen supplied by Heat’s HS-110 immunotherapy, resulted in decreased regulatory T-cell suppression and enhanced T effector responses. These changes were associated with delayed tumor progression.

Jeff Wolf, Chief Executive Officer of Heat, commented, “PTX-35 is designed to harness the body’s natural antigen-specific immune activation. We believe our latest data suggest that PTX-35 can help overcome certain mechanisms of cancer immune evasion. We continue to advance our first-in-human Phase 1 study of PTX-35 in patients with solid tumors and look forward to sharing interim data later this year.”

Details of the poster presentation are as follows:

Title: PTX-35, a Potential First-in-class Agonist, Reduced the Suppressive Activity of Regulatory T cells and Enhanced CD4+ T cell Effector Responses in the Presence of Tumor Antigens in a Murine Melanoma Model

Abstract Number: 604

Session: Modifiers of the Tumor Microenvironment

Presenter: Eric Dixon, Director of Discovery Sciences, Heat Biologics

About the AACR Annual Meeting

The 2021 AACR Annual Meeting program covers the latest discoveries across the spectrum of cancer research—from population science and prevention to cancer biology, translational, and clinical studies, as well as survivorship and advocacy—and highlights the work of the best minds in research and medicine from institutions all over the world.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system. Heat’s gp96 platform is designed to activate immune responses against cancer or infectious diseases. The Company has multiple product candidates in development leveraging the gp96 platform, including HS-110, which has completed enrollment in its Phase 2 trial, and a COVID-19 vaccine program in preclinical development. In addition, Heat Biologics is also developing a pipeline of proprietary immunomodulatory antibodies and cell-based therapies, including PTX-35 and HS-130 in Phase 1 clinical trials.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectation, and assumptions and include statements such as the latest data suggesting that PTX-35 can help overcome certain mechanisms of cancer immune evasion and  sharing interim data later this year. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of PTX-35 to help overcome certain mechanisms of cancer immune evasion, the ability to provide interim data when planned, Heat's vaccine platform to provide protection against COVID-19, the ability of Heat's therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, especially in light of COVID-19, Heat's ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat's ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat's ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, its ability to continue to maintain its listing on the Nasdaq Capital Market and its ability to retain its key scientists or management personnel, and the other factors described in Heat's most recent annual report on Form 10-K filed with the SEC, and other subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman

+1 919 289 4017

investorrelations@heatbio.com